Exhibit 8.1

Name of Subsidiary	Place of Incorporation

Top Tanker Management Inc.	Marshall Islands

Monte Carlo Seven Shipping Company Limited	Marshall Islands

PCH Dreaming Inc.	Marshall Islands

South California Inc.	Marshall Islands

Malibu Warrior Inc.	Marshall Islands

Augustus Enterprises Inc.	Marshall Islands

Eco Oceano Ca Inc.	Marshall Islands

Julius Caesar Inc.	Marshall Islands

Legio X Inc.	Marshall Islands

Top Mega Yachts Inc.	Marshall Islands

Seawolf Ventures Limited	Marshall Islands

Roman Explorer Inc.	Marshall Islands

Roman Shark I Inc.	Marshall Islands

Roman Shark II Inc.	Marshall Islands

Roman Shark III Inc.	Marshall Islands

Roman Shark IV Inc.	Marshall Islands

Roman Shark V Inc.	Marshall Islands

Roman Shark VI Inc.	Marshall Islands

Roman Shark VII Inc.	Marshall Islands

Roman Shark VIII Inc.	Marshall Islands

Roman Shark X Inc.	Marshall Islands